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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A-5

AMENDMENT NO. 5
To Registration Statement
dated November 23, 1998
relating to
Preferred Stock Purchase Rights

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

VARIAN MEDICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	94-2359345 (IRS Employer Identification No.)
3100 Hansen Way Palo Alto, CA (Address of principal executive offices)	94304-1000 (Zip Code)

        If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

        If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

        Securities Act registration statement file number to which this form relates: N/A

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class To be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

        Securities to be registered pursuant to Section 12(g) of the Act:

NONE

(Title of Class)

Item 1. Description of Registrant's Securities to be Registered.

        Item 1 is hereby amended by adding the following paragraph:

        Effective July 30, 2004, Varian Medical Systems, Inc. (the "Company") entered into an amendment (the "Fifth Amendment") to the Rights Agreement dated as of November 20, 1998, as amended (the "Rights Agreement"), between the Company and EquiServe Trust Company, N.A. ("EquiServe") as successor Rights Agent. The Fifth Amendment, entered into by and among the Company and EquiServe, amends the Rights Agreement, effective as of July 30, 2004 to decrease the Exercise Price of the Rights from $210.00 to $105.00, as a result of a stock split of the Company's common stock, effected in the form of a 100% stock dividend.

Item 2. Exhibits.

        Item 2 is hereby amended by adding new Exhibit 6 as follows:

Exhibit No.	Description
(6)	Fifth Amendment to Rights Agreement, dated as of July 30, 2004, between Varian Medical Systems, Inc. and EquiServe Trust Company, N.A., as successor Rights Agent.

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SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

VARIAN MEDICAL SYSTEMS, INC.

By:	/s/ JOSEPH B. PHAIR
Name:	Joseph B. Phair
Title:	Vice President, Administration, General Counsel and Secretary

Dated: July 30, 2004

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EXHIBIT INDEX

Exhibit No.	Description
(6)	Fifth Amendment to Rights Agreement, dated as of July 30, 2004, between Varian Medical Systems, Inc. and EquiServe Trust Company, N.A., as successor Rights Agent.

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  Item 1. Description of Registrant's Securities to be Registered.
  Item 2. Exhibits.
SIGNATURE
EXHIBIT INDEX